Exhibit 99

Contact:	Randall Oliver (media)
(323) 869-7607
randall.oliver@smartandfinal.com

SMART & FINAL EXECUTIVES ASSUME NEW ROLES

TO REPLACE DEPARTING SENIOR VICE PRESIDENT

LOS ANGELES, September 26, 2006 - Smart & Final Inc. (NYSE: SMF) today announced that Andre Delolmo, currently Smart & Final’s senior vice president of store operations, is leaving the company to take a position with Groupe Casino, a leading international retailer that is Smart & Final’s largest shareholder.

Timothy M. Snee, 52, currently Smart & Final’s senior vice president of buying, will assume Delolmo’s responsibilities for Smart & Final stores as senior vice president of Smart & Final store operations. Norah Morley, 55, currently senior vice president of marketing, has been named senior vice president of marketing and buying, adding Snee’s buying responsibilities to her current duties.

“These changes support Smart & Final’s drive to become a more customer centric organization,” said Smart & Final President and Chief Executive Officer Etienne Snollaerts. “Tim brings to his new position not only significant grocery experience, but also a category manager’s perspective of products, their benefits for the customer and how to effectively merchandise stores. Norah has solid experience in both buying and marketing, and bringing the two disciplines together under a single leader of her caliber will allow us to better utilize our extensive customer knowledge to execute successful marketing and buying programs to further build customer loyalty and drive sales.”

Founded in 1871 in downtown Los Angeles, Smart & Final Inc. currently operates 250 non-membership warehouse stores for food and foodservice supplies in California, Oregon, Washington, Arizona, Nevada, Idaho and northern Mexico. For more information, visit the company’s website at www.smartandfinal.com.

Forward-Looking and Cautionary Statements

This Smart & Final press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and other expressions of management’s belief or opinion which reflect its current understanding or belief with respect to such matters. Such statements are subject to certain risks and uncertainties, including known and unknown factors as included in the company’s periodic filings with the Securities and Exchange Commission that could cause actual results to differ materially and adversely from those projected. All of these forward-looking statements are based on estimates and assumptions made by management of the company, which although believed to be reasonable, are inherently uncertain and difficult to predict; therefore, undue reliance should not be placed upon such statements. Current and future operating trends and results may be impacted by important factors, including the implementation of key information system initiatives and their potential effect on company operations. Additionally, we have engaged a financial advisor to assist us in studying potential strategic alternatives. There can be no assurance as to the timing of this process, the associated costs, or that any specific transaction will result. There also can be no assurance that the company will not incur new or additional unforeseen costs in connection with the ongoing conduct of its business. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Except as specifically set forth herein, the company undertakes no obligation to update any such forward-looking or other statement.

###